                          PLAN AND AGREEMENT OF MERGER

                                      DATED

                                  JULY 7, 2000

                                     BETWEEN

                             BUSINESS RESOURCE GROUP

                                       AND

                           BRG ACQUISITION CORPORATION

                          PLAN AND AGREEMENT OF MERGER


            This is a Plan and Agreement of Merger (the "Agreement") dated as of July 7, 2000 between Business Resource Group (the "Company"), a California corporation, and BRG Acquisition Corporation ("Acquisition"), a Delaware corporation.


                                   ARTICLE 1
                                THE TENDER OFFER

      1.1 The Tender Offer. (a) On the date of this Agreement, BR Holdings LLC ("Holdings"), the indirect sole stockholder of Acquisition, is entering into an agreement to acquire 319,168 shares of common stock of the Company ("Common Stock"). Not later than the first business day after the date of this Agreement, Acquisition will make a public announcement of an offer (the "Tender Offer") to purchase any and all of the outstanding Common Stock, other than these 319,168 shares, at a price (the "Tender Offer Price") of $9.25 per share, net to the sellers in cash.

            (b) Within five business days after the public announcement of the Tender Offer, Acquisition will file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule TO with respect to the Tender Offer (together with any amendments or supplements, the "Schedule TO"), including forms of an offer to purchase, a letter of transmittal and a summary advertisement (the Schedule TO and the documents included in it by which the Tender Offer will be made, as they may be supplemented or amended, being the "Offer Documents"). Promptly after that, Acquisition will communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Each of Acquisition and the Company will promptly correct any information provided by it for use in the Offer Documents if and to the extent that information becomes incomplete or inaccurate in any material respect, and Acquisition will supplement or amend the Offer Documents to the extent required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules under it, file the amended or supplemented Offer Documents with the SEC and, if required, disseminate the amended Offer Documents to the Company's stockholders. The Company and its counsel, and a special committee (the "Special Committee") of the Company's Board of Directors none of the members of which has a direct or indirect ownership interest in Acquisition or Holdings or is a shareholder in, employee of, or otherwise an affiliate of Three Cities Research, Inc. (or any investment fund managed by it) and counsel for the Special Committee will be given a reasonable opportunity to review the Offer Documents and any amendments or supplements to them before they are filed with the SEC or disseminated to the Company's stockholders.

            (c) The day on which the Tender Offer expires (the "Expiration Date") will not be earlier than 20 business days, and will not be later than 25 business days, after the day on which the Schedule TO is filed with the SEC, except that if the number of shares tendered in response to the Tender Offer by the scheduled Expiration Date plus the number of shares Acquisition or Holdings owns or has agreements to acquire by that date is less than 90% of the shares of Common Stock which are outstanding on that date, Acquisition may extend the Expiration Date to a later date which is not more than 60 days after the Schedule TO is filed with the SEC.

            (d) Subject to the conditions to the Tender Offer set forth on
Exhibit 1.1-D (the "Offer Conditions") and the other conditions set forth in this Agreement, Acquisition will, as promptly as practicable after the Expiration Date (and in any event in compliance with Rule 14e-1(c) under the Exchange Act), accept for payment and pay for all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn on or before the Expiration Date. The obligation of Acquisition to accept for payment and pay for shares which are properly tendered and not withdrawn on or before the Expiration Date will not be subject to any conditions other than those set forth on Exhibit 1.1-D. Acquisition may extend the Tender Offer for a subsequent offer period, after the Expiration Date, as permitted by Rule 14d-11 under the Exchange Act. Acquisition will not, without the prior consent of the Company, (i) waive the condition in paragraph (a) on Exhibit 1.1-D (the "Minimum Condition"), (ii) decrease the Tender Offer Price below that described in subparagraph (a), (iii) decrease the number of shares being solicited in the Tender Offer, (iv) change the form of consideration payable in the Tender Offer,
(v) modify or add to the conditions set forth on Exhibit 1.1-D or (vi) extend the Expiration Date to a day which is more than 60 days after the day on which the Schedule TO is filed with the SEC, except that (A) if the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") have not expired or been terminated at least three days before the Expiration Date, the Expiration Date may be extended until 10 business days after the day on which the waiting periods under the HSR Act expire or are terminated, (B) if the Tender Offer is modified to increase the Tender Offer Price or in any other manner permitted by this Agreement, the Expiration Date may be extended until 10 business days after the day on which Acquisition makes a public announcement of the modification, (C) if anyone other than Acquisition makes a tender offer for Common Stock before the Tender Offer expires, Acquisition may extend the Expiration Date until not more than 10 business days after the other tender offer expires, and (D) if Acquisition is prevented by an order of a court or other governmental agency from accepting shares which are tendered in response to the Tender Offer, Acquisition may extend the Expiration Date until 10 business days after Acquisition is able to accept shares without violating any order of any court or other governmental agency.

      1.2 Company Action. (a) The Company approves of and consents to the Tender Offer and represents and warrants that its Board of Directors (the "Board"), acting on the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its stockholders (other than Acquisition and Holdings), (ii) approved this Agreement and the transactions contemplated by it, including Acquisition's acquiring 319,168 shares of Common

Stock as described in Paragraph 1.1(a), the Tender Offer and the Merger (described in Article 2), and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares in response to the Tender Offer, and, if approval of the Company's stockholders is required by applicable law in order to consummate the Merger, adopt and approve this Agreement and the Merger. Simultaneously with the execution of this Agreement, each of the directors and executive officers of the Company has agreed to tender and sell his or her shares of Common Stock in response to the Tender Offer, except that directors and executive officers whose sales of their shares in response to the Tender Offer might result in liability under Section 16(b) of the Exchange Act have agreed that if they do not tender and sell their shares in response to the Tender Offer, they will vote their shares in favor of the Merger. Notwithstanding anything contained in this subparagraph (a) or elsewhere in this Agreement, if the Board or the Special Committee, based upon written advice from its respective counsel, determines in good faith to withdraw, modify or amend the recommendation, because the failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law, neither that withdrawal, modification or amendment, nor any announcement of it (or of an Acquisition Proposal, as that term is defined below), will constitute a breach of this Agreement.

            (b) The Company will file with the SEC, promptly after Acquisition files the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") containing the recommendations described in subparagraph (a) (except to the extent that recommendation may be withdrawn, modified or amended under the circumstances described in subparagraph (a)) and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company and Acquisition each agrees to correct promptly any information provided by it for use in the
Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file any corrected
Schedule 14D-9 with the SEC and disseminate the corrected Schedule 14D-9 to the Company's stockholders to the extent required by the Exchange Act or the rules under it.

            (c) In connection with the Tender Offer, the Company will (or will cause its transfer agent to) promptly furnish Acquisition with mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders or beneficial owners of shares of Common Stock as of a recent date and the Company will furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its representatives may reasonably request in order to communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Subject to the requirements of applicable law, Acquisition will hold in confidence the information contained in any such labels, listings or files, and will use that information only in connection with the Tender Offer and the Merger. If this Agreement is terminated, Acquisition will return to the Company the originals and all copies of that information which are in Acquisition's possession.


                                   ARTICLE 2
                                   THE MERGER

      2.1 Agreement to Effect Merger. If (a) Acquisition purchases the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn, and (b) the conditions to the merger of the Company into Acquisition (the "Merger") set forth in Paragraph 6.1 are satisfied or waived, Acquisition will take all steps in its power to cause the Company or the Reincorporated Company to be merged into Acquisition on the terms, and with the effects, set forth in Paragraphs 2.2 through 2.11, including voting, and causing its affiliates to vote, all the Common Stock beneficially owned by any of them (i) in favor of approving the principal terms of the Merger or (ii) under the circumstances described in Paragraph 2.12, in favor of approving the principal terms of the Reincorporation Merger (described in Paragraph 2.12) set forth in Paragraph 2.12, and in favor of adoption of this Agreement and approval of the merger of the Reincorporated Company (described in Paragraph 2.12) into Acquisition.

      2.2 The Merger. If the Merger becomes effective, at the Effective Time (described in Paragraph 3.3), the Company will be merged into Acquisition, which will be the surviving corporation of the Merger (the "Surviving Corporation"). Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises Acquisition will continue unaffected and unimpaired by the Merger, (ii) the separate existence of the Company will terminate, and the Company's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and (iii) the Merger will have the other effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL") and (unless the Merger is of the Reincorporated Company into Acquisition)
Section 1107 of the California General Corporation Law (the "CGCL").

      2.3 Certificate of Incorporation. From the Effective Time until subsequently amended, the Certificate of Incorporation of Acquisition immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, except that it will provide that (i) the name of the Surviving Corporation will be "Business Products Group, Inc.".

      2.4 By-Laws. At the Effective Time, the By-Laws of Acquisition immediately before the Effective Time will be the By-Laws of the Surviving Corporation, until they are altered, amended or repealed.

      2.5 Directors. The directors of Acquisition immediately before the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Surviving Corporation.

      2.6 Officers. The officers of the Company immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Surviving Corporation.

      2.7 Stock of the Company. 1. Except as provided in subparagraph (b), at the Effective Time each share of Common Stock which is outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash equal to the Tender Offer Price (the "Merger Price").

            (b) Each share of Common Stock held in the treasury of the Company, and each share of Common Stock held by Acquisition, or by any direct or indirect subsidiary of the Company, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

      2.8 Stock of Acquisition. At the Effective Time, each share of common stock, par value $1.00 per share, of Acquisition ("Acquisition common stock") which is outstanding immediately before the Effective Time will be converted into and become one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). At the Effective Time, a certificate which represented Acquisition common stock will automatically become and be a certificate representing the number of shares of Surviving Corporation Common Stock into which the Acquisition common stock represented by the certificate was converted.

      2.9 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, if holders of Common Stock are entitled under Section 1300 of the CGCL to demand payment of the fair value of their shares of Common Stock, the Common Stock that is outstanding immediately prior to the Effective Time which is held by stockholders who have complied with Chapter 13 of the CGCL (including making a timely demand for appraisal and not voting in favor of or consenting to the Merger) will not be converted into the right to receive the Merger Price. Instead, if the Merger takes place, the Surviving Corporation will pay the holders of those shares the fair value of the shares determined as provided in Chapter 13 of the CGCL. Shares held by stockholders who fail to perfect, or who otherwise properly withdraw or lose, their rights to receive the fair value of their shares determined under Chapter 13 of the CGCL will be deemed to have been converted, at the later of the Effective Time or the time they withdraw or lose their rights to receive the fair value of their shares, into the right to receive the Merger Price, without any interest.

            (b) The Company will promptly give Acquisition (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other communications required by, or relating to, Chapter 13 of the CGCL which the Company receives and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Chapter 13 of the CGCL. The Company will not, except with the prior written consent of Acquisition, make any payment with respect to any demand for payment of the fair value of shares or offer to settle or settle any such demand.

      2.10 Payment for Shares. (a) Prior to the Effective Time, Acquisition will designate a bank or trust company to act as Paying Agent in connection with the Merger (the "Paying Agent"). At, or immediately before, the Effective Time, Acquisition will provide the Paying Agent with the funds necessary to make the payments contemplated by Paragraph 2.7. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poors' Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided

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profits aggregating more than $200 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

            (b) Promptly after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person who was a record holder of Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing Common Stock ("Certificates") in order to receive payment of the Merger Price. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay to the holder of the shares represented by the Certificate, or as otherwise directed in the letter of transmittal, the Merger Price with regard to those shares, and the Certificate will be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Price, without any interest.

            (c) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept an affidavit and indemnification reasonably satisfactory to it instead of the Certificate.

            (d) At any time which is more than six months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and have not been disbursed to holders of shares of Common Stock (including, without limitation, interest and other income received by the Paying

Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, former stockholders of the Company must look to the Surviving Corporation for payment of the Merger Price upon surrender of the Certificates held by them. Neither the Surviving Corporation nor the Paying Agent will be liable to any former stockholder of the Company for any Merger consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

            (e) After the Effective Time, the Surviving Corporation will not record any transfers of shares of Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Price.

      2.11 Options and Warrants. At the Effective Time, each option or warrant issued by the Company which is outstanding at that time will become the right to receive a sum in cash equal to (a) the amount, if any, by which the Merger Price exceeds the per share exercise price of the option or warrant, times (b) the number of shares of Common Stock issuable upon exercise of the option or warrant in full. In order to receive the amount to which a holder of an option or warrant is entitled under this Paragraph, the holder must deliver to the Company
(i) any certificate or option agreement relating to the option or warrant and
(ii) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the option or warrant.

      2.12 Reincorporation in Delaware. 1. If (i) Acquisition purchases all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn, (ii) the conditions to the Merger set forth in Paragraph 6.1 are satisfied or waived, but (iii) the number of shares of Common Stock owned by Acquisition or Holdings following the purchase of all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn (including shares purchased during any subsequent offer period after the Expiration Date) is more than 53.5%, but not more than 90%, of the total number of shares of Common Stock which are outstanding when the purchase of the tendered shares is completed, instead of the Company's being merged into Acquisition, (x) the Company will cause a corporation to be formed under the DGCL (the "Delaware Company"), which will be a wholly owned subsidiary of the Company until the Company is merged into it, and (y) the Company will cause its stockholders to vote upon a proposal that the Company be merged into the Delaware Company (the "Reincorporation Merger") on the terms and with the effects set forth in subparagraphs (b) through (g).

            (b) If the Reincorporation Merger becomes effective, at the effective time of the Reincorporation Merger, the Company will be merged into the Delaware Company, which will be the surviving corporation of the Reincorporation Merger (the "Reincorporated Company"). When the Reincorporation Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Delaware Company will continue unaffected and unimpaired by the Reincorporation Merger,
(ii) the separate existence of the Company will terminate, and the Company's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Reincorporated Company, and (iii) the Reincorporation Merger will have the other effects, specified in
Section 259 of the DGCL and Section 1107 of the CGCL.

            (c) At the effective time of the Reincorporation Merger, the Certificate of Incorporation of the Delaware Company immediately before that effective time (which will be identical in all respects with the Certificate of Incorporation


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of the Company, except to the extent of differences required in order to conform with the DGCL) will be the Certificate of Incorporation of the Reincorporated Company, except that it will provide that the name of the Reincorporated Company will be "Business Resource Group, Inc."

            (d) The directors of the Delaware Company immediately before the effective time of the Reincorporation Merger (a majority of whom will be persons designated by Acquisition, and which will include all the members of the Special Committee) will be the directors of the Reincorporated Company after the effective time of the Reincorporation Merger and will hold office in accordance with the By-Laws of the Company until the Effective Time.

            (e) The officers of the Company immediately before the effective time of the Reincorporation Merger will be the officers of the Reincorporated Company after the effective time of the Reincorporation Merger and will hold office at the pleasure of the Board of Directors of the Reincorporated Company or until the Effective Time.

            (f) At the effective time of the Reincorporation Merger, each share of Common Stock which is outstanding immediately before the effective time of the Reincorporation Merger (including shares of Common Stock held in the treasury of the Company, held by Acquisition or held by direct or indirect subsidiaries of the Company) will be converted into and become one share of common stock of the Reincorporated Company, and, at the effective time of the Reincorporation Merger, a certificate which represents a specified number of shares of Common Stock immediately before the Reincorporation Merger will automatically become a certificate which represents the same number of shares of common stock of the Reincorporated Company.

            (g) At the effective time of the Reincorporation Merger, each option or warrant issued by the Company which is outstanding at that time will become an option or warrant entitling the holder to purchase the same number of shares of stock of the Reincorporated Company, for the same price, and on the same other terms, as those provided in the option or

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warrant with regard to the stock of the Company to which it related immediately before the effective time of the Reincorporation Merger.

            (h) If the Reincorporation Merger takes place, all the provisions of Paragraphs 2.2 through 2.11 will apply to the merger of the Reincorporated Company into Acquisition to the same extent, and with the same effect, as they would apply to the merger of the Company into Acquisition if the Reincorporation Merger did not take place, and after the Reincorporation Merger (i) all references in Paragraphs 2.2 through 2.11 to the Company will be deemed to refer to the Reincorporated Company, (ii) all references in Paragraphs 2.2 through
2.11 and in Article 3 to Common Stock will be deemed to refer to common stock of the Reincorporated Company, (iii) the term "Merger" as used in Paragraphs 2.2 through 2.11 and elsewhere in this Agreement will (unless the context requires otherwise) refer to the merger of the Reorganized Company into Acquisition and
(iv) all references in Paragraph 2.9 to Section 1300 or Chapter 13 of the CGCL will be deemed to refer to Section 262 of the DGCL.

      2.13 Stockholders Meeting. (a) If the conditions described in Paragraph
2.1 are satisfied, and if approval by the Company's stockholders is required by applicable law in order to consummate the Merger (or, if applicable, the Reincorporation Merger and then the Merger), the Company will:

                  (i) hold a special meeting of its stockholders (the "Stockholders Meeting") as soon as practicable following the Expiration Date for the purpose of approving the principal terms of the Merger (or, if applicable, approving the principal terms of the Reincorporation Merger and then adopting this Agreement and approving the Merger);

                  (ii) as promptly as practicable after the Expiration Date, (w) file with the SEC a proxy statement (the "Proxy Statement") and other proxy soliciting materials relating to the Stockholders Meeting, (x) respond promptly to any comments made by the staff

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of the SEC with respect to the Proxy Statement or other proxy soliciting materials, (y) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the Expiration Date, and (z) in all other respects, use its best efforts to cause its stockholders to approve the principal terms of the Merger (or, if applicable, to approve the principal terms of the Reincorporation Merger and then to adopt this Agreement and approve the Merger);

                  (iii) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of approval of the principal terms of the Merger (or, if applicable, approval of the principal terms of the Reincorporation Merger and then adoption of this Agreement and approval of the Merger), unless the Board, based upon written advice from its counsel, determines in good faith that the failure to amend or withdraw that recommendation could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

            (b) If, under the circumstances described in Paragraph 2.12, (i) the Reincorporation Merger is required to take place before the Merger, (ii) approval by the Company's stockholders is required by applicable law in order to consummate each of the Reincorporation Merger and the Merger, and, because of requirements of applicable law, the approval of the Merger by the stockholders of the Reincorporated Company cannot take place at the same meeting as the approval of the Reincorporation Merger by the stockholders of the Company, (x) the Stockholders Meeting will be held for the purpose of voting on approval of the principal terms of the Reincorporation Merger, and then either (y) Acquisition will execute a stockholders consent in which it adopts this Agreement and approves the Merger, or (z) a meeting of the stockholders of the Reincorporated Company's stockholders will be held for the purpose of their adopting this Agreement and approving the Merger. If adoption of this Agreement and approval of the Merger by the stockholders of the Reincorporated Company is to be effected by a stockholder's consent, the provisions of subparagraph (b) will apply to an information statement relating to the stockholders consent (if one is required) to the same extent they apply to the Proxy Statement. If adoption of this Agreement and approval of the Merger by the stockholders of the Reincorporated Company is to be effected by a vote at a stockholders meeting, the provisions of subparagraph (b) will apply to a proxy statement and other proxy soliciting materials relating to that stockholders meeting to the same extent they relate to the proxy statement and other proxy soliciting materials relating to the Stockholders Meeting.


                                   ARTICLE 3
                            EFFECTIVE TIME OF MERGER

      3.1 Date of the Merger. The day on which the Merger is to take place (the "Merger Date") will be (a) the day on which the Merger is approved by the holders of a majority of the outstanding shares of Common Stock or (b) if stockholder approval of neither the Reincorporation Merger nor the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), a day designated by Acquisition which will be not later than 10 days after the Expiration Date. The Merger Date may be changed with the consent of the Company (approved by the Special Committee) and Acquisition.

      3.2 Certificates to Effect the Merger. Not later than 3:00 P.M., New York City time, on the day before the Merger Date, (a) Acquisition and the Company will each execute a certificate of merger (the "Certificate of Merger") which complies with applicable provisions of Delaware law and (unless the Merger is of the Reincorporated Company into Acquisition) a certified copy of this Agreement and deliver them to Clifford Chance Rogers & Wells LLP for filing with the Secretary of State of Delaware and (unless the Merger is of the Reincorporated Company into Acquisition) the Secretary of State of California. Clifford Chance Rogers & Wells LLP will be instructed that, if it is notified on the Merger Date that all the conditions in Article 6 have been fulfilled or waived, it is to cause the Certificate of Merger to be filed with the Secretary of State of Delaware and (unless the Merger is of the Reincorporated Company into

Acquisition) to cause the certified copy of this agreement to be filed with the Secretary of State of California on the Merger Date or as soon after that date as is practicable.

      3.3 Effective Time of the Merger. The Merger will become effective at 11:59 P.M., Wilmington, Delaware time, on the later of the day when the Certificate of Merger is filed with the Secretary of State of Delaware and (unless the Merger is of the Reincorporated Company into Acquisition) the day when the certified copy of this Agreement is filed with the Secretary of State of California (that being the "Effective Time").


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

      4.1 Representations and Warranties of Acquisition. Acquisition represents and warrants to the Company as follows:

            (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Acquisition has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize Acquisition to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by Acquisition and is a valid and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms.

            (c) Neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of Acquisition, any agreement or instrument to which Acquisition or any subsidiary of Acquisition is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Acquisition or any of its subsidiaries, except violations or breaches of, or defaults under, agreements or instruments which would not have a Material Adverse Effect on Acquisition. As used in this Agreement, the term "Material Adverse Effect" upon a company means a material adverse effect upon (i) the consolidated financial position of that company and its subsidiaries taken as a whole, or (ii) the consolidated results of operations of that company and its subsidiaries taken as a whole compared with the consolidated results of their operations during the same period of the prior year.

            (d) No governmental filings, authorizations, approvals or consents, or other governmental action, other than the filings described Paragraph 3.2 and the termination or expiration of waiting periods under the HSR Act, if any, are required to permit Acquisition to fulfill all its obligations under this Agreement.

            (e) Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Acquisition has not, and on the Effective Date will not have, engaged in any activities or incurred, directly or indirectly, any obligations or liabilities, except the activities relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

            (f) Neither the Offer Documents nor any information supplied by Acquisition for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO and the Schedule 14D-9 are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting, none of the information supplied by Acquisition for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, Acquisition does not make any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offering Documents, or with respect to the
Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Acquisition for inclusion in the Schedule 14D-9 or the Proxy Statement). The Offering Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

            (g) At the date of this Agreement, (i) Acquisition is directly or indirectly wholly owned by Holdings, (ii) Acquisition holds a demand note in the principal amount of at least $31,000,000 from Three Cities Fund III, which was given to Holdings in part payment for equity interests in Holdings and transferred by Holdings to Acquisition in payment for stock of Acquisition,
(iii) Acquisition has a commitment from Holdings for $15,000,000 of subordinated debt financing which can be used to pay for shares tendered in response to the Tender Offer or to pay the Merger Price as contemplated by Paragraph 2.7 and
(iv) Acquisition has a commitment from Comerica Bank-California ("Comerica"), subject to the conditions in the letter containing that commitment, for $45,000,000 of financing, which may be used to pay the Merger Price as contemplated by Paragraph 2.7. Copies of the demand notes and of the letter containing the commitment from Comerica have been delivered to the Company. At the date of this Agreement, neither Acquisition nor any of its affiliates owns, directly or indirectly, any shares of Common Stock or has any contractual right or understanding with any third party under which any of them would be entitled to any shares of Common Stock, except that (i) two officers of the Company have agreed to exchange 319,168 shares of Common Stock for interests in Holdings and
(ii) directors and officers of the Company have agreed or expressed their intention to tender their shares in response to the Tender Offer.

            (h) Neither Acquisition nor Holdings is the subject of any suit or governmental proceeding which seeks to prevent Acquisition from completing the transactions which are the subject of this Agreement, nor, to the best of Acquisition's knowledge, has any such suit or proceeding been threatened.

            (i) After giving effect to Acquisition's purchase of shares which are tendered in response to the Tender Offer, the Merger, the transactions described in subparagraph (g), and any other transactions contemplated by this Agreement, the Surviving Corporation will not (i) be insolvent, (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts which it does not expect to be able to pay as they mature or which will impair the capital of the Surviving Corporation (based upon the financial condition of the Company reflected in the April 10-Q, described below). Distributions to the shareholders of the Company as a result of the Merger, as that term is defined for purposes of Section 166 of the CGCL, will not violate Chapter 5 of the CGCL or Section 160 or 173 of the Delaware General Corporation Law.

      4.2 Representations and Warranties of the Company. The Company represents and warrants to Acquisition as follows:

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

            (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than adoption of this Agreement, and approval of its principal terms, by the stockholders of the Company, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company or any of its subsidiaries except violations or breaches of, or defaults under, agreements or instruments which would not have a Material Adverse Effect on the Company, Acquisition or any stockholder of Acquisition.

            (d) No governmental filings, authorizations, approvals, or consents, or other governmental action, other than the filings described in Section 3.2 and the expiration or termination of waiting periods under the HSR Act, if any, are required to permit the Company to fulfill all its obligations under this Agreement.

            (e) The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon the Company.

            (f) The only authorized stock of the Company is 50,000,000 shares of Common Stock, par value $.01 per share. At the date of this Agreement, the only outstanding stock of the Company is not more than 5,350,000 shares of Common Stock. All those shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 4.2-F, the Company has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock.

            (g) (i) Each of the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation or formation, (ii) all the shares of stock or other equity interests of each of the Company's subsidiaries which are owned by the Company or any of its subsidiaries are duly authorized and validly issued, and, with regard to stock of corporations, fully paid and non-assessable and are not subject to any preemptive rights, and (iii) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries and, there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

            (h) Since November 1, 1996, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended, the Exchange Act or the rules under either of them.

            (i) The Company's Annual Report on Form 10-K for the year ended October 31, 1999 (the "1999 10-K") and its Report on Form 10-Q for the period ended April 30, 2000 (the "April 10-Q") which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it by the rules and regulations of the SEC and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the 1999 10-K all were prepared, and the financial information included in the April 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that financial information included in the April 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. Prior to the date of this Agreement, the Company has not filed any reports with the Securities and Exchange Commission with regard to any period which ended, or any event which occurred, after April 31, 2000.

            (j) Since April 30, 2000, (i) the Company and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to April 30, 2000, and (ii) nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect on the Company.

            (k) The assets of the Company and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

            (l) The Company and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

            (m) The Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

            (n) The Company and each of its subsidiaries has filed when due all Tax Returns which it has been required to file and has paid all Taxes shown on those returns to be due, except failures to file Tax Returns or to pay Taxes which are not reasonably expected, in the aggregate, to have a Material Adverse Effect upon the Company. Those Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at April 30, 2000 included in the April 10-Q. (i) No extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (iii) to the best of the Company's knowledge, no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other similar governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

            (o) Except to the extent of items or conditions which, in aggregate, would not have a Material Adverse Effect on the Company, (i) the Company and its subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) neither the Company nor any subsidiary has received any notice of noncompliance or liability under any Environmental Law, (iii) neither the Company nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that could result in liability by the Company or a subsidiary under any Environmental Law and (iv) neither the Company nor any subsidiary is subject to any order of court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any

Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened against the Company. As used in this Agreement, the term "Environmental Law" means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

            (p) Failures of equipment used or sold by the Company to be Y2K Compliant (i.e., to be able to recognize that dates in the Year 2000 are subsequent to December 31, 1999 and that the Year 2000 is a leap year) did not, and are not expected to, result in liabilities or costs to the Company which, in aggregate, had or are expected to have a Material Adverse Effect on the Company.

            (q) There are no contracts, agreements or other arrangements which could result in the payment by the Company or by any of its subsidiaries of an "Excess Parachute Payment" as that term is used in Section 280G of the Code.

            (r) Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offering Documents will, at the respective times the Schedule 14D-9 and the Schedule TO are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the day the Proxy Statement is mailed to the Company's stockholders and on the day of the Stockholders Meeting, the Proxy Statement will not contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, the Company does not make any representations or warranties with respect to information supplied by Acquisition or any of its affiliates or representatives for inclusion in the Schedule 14D-9 or the Proxy Statement, or with respect to the Offering Documents (except to the extent of information supplied by the Company for inclusion in the Offering Documents). The Schedule 14D-9 and the Proxy Statement each will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

      4.3 Termination of Representations and Warranties. The representations and warranties in Paragraphs 4.1, 4.2 and 8.1 will terminate at the Expiration Date, and neither the Company nor Acquisition, nor any of their respective stockholders, will have any rights or claims as a result of any of those representations or warranties after the Expiration Date.


                                   ARTICLE 5
                           ACTIONS PRIOR TO THE MERGER

      5.1 Activities of the Company and its Subsidiaries Until Effective Time. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, the Company will, and will cause each of its subsidiaries to, except with the written consent of
Acquisition:

            (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

            (b) Take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees.

            (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

            (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at October 31, 1999 included in the 1999 10-K or the consolidated balance sheet at April 30, 2000 included in the April 10-Q.

            (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

            (f) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company).

            (g) Not make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to stockholders, directors, officers or employees.

            (h) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

            (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

            (j) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

            (k) Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual merit increases averaging not more than 5%.

            (l) Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan.

            (m) Not amend its certificate of incorporation or by-laws.

            (n) Not (i) issue or sell any of its stock (except upon exercise of options or warrants which are outstanding on the date of this Agreement) or any options, warrants or convertible or exchangeable securities or (ii) split, combine, or reclassify its outstanding stock.

            (o) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a ) through (n) above.

      5.2 HSR Act Filings. The Company and Acquisition will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Acquisition will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

      5.3 Activities of Acquisition Until Effective Time. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, Acquisition will not (a) engage in any activities or incur, directly or indirectly, any obligations or liabilities, except activities relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities or with the transactions contemplated by this Agreement, or (b) make any distributions to its stockholders or redeem or repurchase any of its outstanding stock.

      5.4 No Solicitation of Offers; Notice of Proposals from Others. (a) The Company will not, and will not authorize or permit its or any of its subsidiaries' officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to initiate, solicit, encourage or otherwise facilitate any inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of, or tender offer for, all or any significant portion of the Company's equity securities or any significant portion of the assets of the Company and its subsidiaries on a consolidated basis (each of these being an "Acquisition Proposal").

            (b) Subparagraph (a) will not prevent the Company from, in response to an Acquisition Proposal which the Company receives despite complying with subparagraph (a) and which the Company's Board determines, in good faith after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in a transaction which (i) would result in the Company's stockholders' receiving consideration with a value which is greater than the Tender Offer Price and (ii) would be more favorable to the Company's stockholders than the Tender Offer and the Merger, furnishing non-public information (after receipt of an appropriate Confidentiality Agreement) to the person, entity or group (the "Potential Acquiror") which makes the Acquisition Proposal and entering into discussions and negotiations with that Potential Acquiror.

            (c) If the Company receives an Acquisition Proposal, or the Company receives a bona fide communication from a person other than Acquisition indicating that that other person is contemplating soliciting tenders of Common Stock or otherwise proposes to acquire the Company or its Common Stock or assets if the Company's stockholders do not tender their Common Stock to Acquisition or do not approve the Merger, the Company will promptly notify Acquisition of that fact and provide Acquisition with all information in the Company's possession which Acquisition reasonably requests regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction, and the Company will promptly, from time to time, provide Acquisition with any additional information the Company obtains regarding the Acquisition Proposal, the solicitation of tenders or the other proposed transaction.

      5.5 Acquisition's Efforts to Fulfill Conditions. Acquisition will use its best efforts to cause all the conditions set forth in Paragraph 6.1 to be fulfilled on or before the Merger Date.

      5.6 Company's Efforts to Fulfill Conditions. The Company will use its best efforts to cause all the conditions set forth in Paragraph 6.2 to be fulfilled on or before the Merger Date.


                                   ARTICLE 6
                         CONDITIONS PRECEDENT TO MERGER

      6.1 Conditions to Parties' Obligations. The respective obligations of Acquisition and the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by either of them):

            (a) Acquisition will have accepted for payment and paid for all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn, except that this will not be a condition to the obligations of Acquisition if the failure to accept for payment or pay for the shares which are properly tendered in response to the Tender Offer and not withdrawn constituted, or was the result of, a breach by Acquisition of its obligations under this Agreement.

            (b) The other party will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

            (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains either Acquisition or the Company from completing the transactions which are the subject of this Agreement.

            (d) If stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Merger will have been approved by the holders of a majority of the outstanding shares of Common Stock.


                                    ARTICLE 7
                                   TERMINATION

      7.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company's stockholders have approved the Merger):

            (a) By mutual consent of the Company (with the approval of the Special Committee) and Acquisition.

            (b) By the Company (with the approval of the Special Committee) if
(i) it is determined that any of the representations or warranties of Acquisition contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or (ii) any of the conditions in Paragraph 6.1 is not satisfied or waived by the Company on or before the Merger Date.

            (c) By Acquisition if (i) it is determined that any of the representations or warranties of the Company contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 6.1 is not satisfied or waived by Acquisition on or before the Merger Date.

            (d) By the Company (with the approval of the Special Committee) if
(i) on or before the Expiration Date, the Company receives an Acquisition Proposal in which a Potential Acquirer makes a specific proposal to acquire the Company or substantially all its assets on specific terms (a "Firm Proposal"), or a Potential Acquiror commences a cash tender offer for all the Company's outstanding stock (other than any already owned by the Potential Acquiror), (ii) within 10 business days after the Company receives the Firm Proposal or the tender offer is commenced, the Special Committee determines that the Firm Proposal or the tender offer is a Superior Proposal and resolves to accept the Superior Proposal, or to recommend that stockholders tender their shares in response to the Superior Proposal, unless Acquisition will increase the Tender Offer price to an amount per share of Common Stock at least as great as the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal or the tender offer, (iii) the Company has given Acquisition at least 10 business days' prior notice (A) of the terms of the Superior Proposal (including the consideration per share, valuing non-cash consideration as described below, which the Company's stockholders would receive as a result of the Superior Proposal), and (B) that unless Acquisition increases the Tender Offer Price to an amount per share at least as great as the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal, as set forth in the notice, this Agreement will terminate, and (iv) the Company has
(x) paid Acquisition $750,000, (y) reimbursed Acquisition for all the expenses related to the transactions which are the subject of this Agreement which Acquisition or its affiliates (including BR Holdings LLC, the Fund and Three Cities Research, Inc.) incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants, commitment fees and other financing related costs, and out of pocket costs incurred by employees in investigating the business and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) regarding which Acquisition has presented reasonable documentation, and (z) agreed in writing to reimburse Acquisition for all expenses of the type described in clause (y) for which Acquisition subsequently presents reasonable documentation to the Company (up to a total reimbursement of expenses under clauses (y) and (z) not exceeding $500,000). A "Superior Proposal" is an Acquisition Proposal which (A) would result in the Company's stockholders' receiving consideration which is greater than the Tender Offer Price (valuing non-cash consideration at its fair market value as determined in good faith by the Special Committee after consultation with its independent financial advisor), (B) is not subject to the outcome of due diligence or any other form of investigation, (C) is not subject to a financing contingency and is from a Proposed Acquiror which the Special Committee reasonably determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction and (D) the Special Committee determines in good faith after consultation with its independent financial advisor to be more favorable to the Company's stockholders than the Tender Offer and the Merger. A notice that this Agreement will terminate given pursuant to clause (iii) of the first sentence of this subparagraph will be irrevocable (unless Acquisition consents in writing to its being withdrawn by the Company) and will result in this Agreement's terminating on the later of the date specified in the notice or the date the Company makes the payments and provides the agreement described in clause (iv) of the first sentence of this subparagraph. When the Company delivers a notice pursuant to clause (iii) of the first sentence of this subparagraph, Acquisition's obligations under Paragraphs 5.2, 5.3 and 5.5 will terminate.

      7.2 Manner of Terminating Agreement If at any time the Company or Acquisition has the right under Paragraph 7.1 to terminate this Agreement, it can terminate this Agreement by a notice to the other of them that it is terminating this Agreement.

      7.3 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 7.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the Company's obligations under the agreement to reimburse expenses described in Paragraph 7.1(e). Nothing contained in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.


                                   ARTICLE 8
                               ABSENCE OF BROKERS

      8.1 Representations and Warranties Regarding Brokers and Others. The Company and Acquisition each represents and warrants to the other of them that, except as shown on Exhibit 8.1, nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement. The Company and Acquisition each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.


                                    ARTICLE 9
                                 OTHER AGREEMENT

      9.1 Indemnification for Prior Acts. 1. The Surviving Corporation will honor, and will not amend or modify for a period of not less than six years after the date of this Agreement, any obligations of the Company or its subsidiaries to indemnify current or former directors, officers or employees of the Company or its subsidiaries (each an "Indemnified Party") with respect to matters which occur prior to the Effective Time. The Surviving Corporation will, maintain in effect for not less than six years after Effective Time with respect to occurrences prior to the Effective Time the Company's policies of directors and officers' liability insurance which are in effect on the date of this Agreement and are listed on Exhibit 9.1-A(2) (notwithstanding any provisions of those policies that they will terminate as a result of the Merger) to the extent that such insurance (or substantially similar insurance) is available at a cost not exceeding $115,000.

            (b) The provisions of this Paragraph 9.1 are intended to be for the benefit of, and will be enforceable by, the respective current or former directors, officers and employees of the Company or its subsidiaries to which it relates and their heirs and representatives and will be binding upon the Surviving Corporation.


                                   ARTICLE 10
                                     GENERAL

      10.1 Expenses. Except as provided in Paragraph 7.1(e), the Company and Acquisition will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees.

      10.2 Access to Properties, Books and Records. From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 7, the Company will, and will cause each of its subsidiaries to, give representatives of Acquisition, and representatives of any lenders from which Acquisition is obtaining financing for the transactions which are the subject of this Agreement or financing for the Surviving Corporation after the Merger, full access during normal business hours to all of their respective properties, books and records. Acquisition will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement),
(ii) becomes available to Acquisition from a third party which, insofar as Acquisition is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Acquisition or its affiliates (which includes the Three Cities Funds and Three Cities Research, Inc.) before it was made available to Acquisition or its representative by the Company or a subsidiary, (iv) otherwise is independently developed by Acquisition or its affiliates, or (v) Acquisition reasonably believes (after consultation with the Company and its counsel) is required to be included in the Offering Documents, the Schedule 14D-9 or the Proxy Statement. If this Agreement is terminated prior to the Effective Time, Acquisition will, at the request of the Company, deliver to the Company all documents and other material obtained by Acquisition from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Acquisition.

      10.3 Press Releases. The Company and Acquisition will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

      10.4 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Company and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

      10.5 Effect of Disclosures. Any information disclosed by a party in any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

      10.6 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

      10.7 Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned, except that Acquisition may assign its rights under this Agreement to a corporation or other entity a majority of the equity of which is owned by persons who, at the time of the assignment, own a majority of the equity of Acquisition, provided that no such assignment will relieve Acquisition of any of its obligations under this Agreement.

      10.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

      If to Acquisition:

            BRG Acquisition Corporation
            c/o Three Cities Research, Inc.
            650 Madison Avenue
            New York, New York 10022
            Attention: W. Robert Wright II
            Facsimile: 212-980-1142

      with a copy to:

            David W. Bernstein
            Clifford Chance Rogers & Wells LLP
            200 Park Avenue
            New York, New York 10166
            Facsimile: 212-878-8375

      If to the Company.:

            Business Resource Group
            2150 North First Street
            Suite 101
            San Jose, CA  95131
            Attention: President
            Facsimile: 408-325-3202

      with a copy to:

            Peter Cohn
            Orrick, Herrington & Sutcliffe LLP
            1020 Marsh Road
            Menlo Park, CA 94025
            Facsimile: 650-233-8386

      and to:

            Steven Tonsfeldt
            Venture Law Group
            2800 San Hill Road
            Menlo Park, CA 94015
            Facsimile: 650-233-8386

      10.9 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

      10.10 Amendments. This Agreement may be amended only by a document in writing signed by both the Company (with the approval of the Special Committee) and Acquisition. No waiver of any provision of this Agreement will be effective unless it is in writing, and signed by the party giving the waiver. If the waiver is by the Company, it will only be effective if the Company certifies that it has been approved by the Special Committee.

      10.11 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

            IN WITNESS WHEREOF, the Company and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                               BUSINESS RESOURCE GROUP

                                               By:
                                                   ---------------------------
                                               Title: President


                                               BRG ACQUISITION CORPORATION

                                               By:
                                                   ---------------------------
                                               Title: President

ARTICLE 1      THE TENDER OFFER..............................................1

      1.1   The Tender Offer.................................................1

      1.2   Company Action...................................................3

ARTICLE 2      THE MERGER....................................................5

      2.1   Agreement to Effect Merger.......................................5

      2.2   The Merger.......................................................5

      2.3   Certificate of Incorporation.....................................5

      2.4   By-Laws..........................................................6

      2.5   Directors........................................................6

      2.6   Officers.........................................................6

      2.7   Stock of the Company.............................................6

      2.8   Stock of Acquisition.............................................6

      2.9   Stockholders Meeting.............................................7

      2.10  Dissenting Shares................................................7

      2.11  Payment for Shares...............................................8

      2.12  Options and Warrants............................................10

ARTICLE 3      EFFECTIVE TIME OF MERGER.....................................10

      3.1   Date of the Merger..............................................11

      3.2   Execution of Certificate of Merger..............................11

      3.3   Effective Time of the Merger....................................11

ARTICLE 4      REPRESENTATIONS AND WARRANTIES...............................11

      4.1   Representations and Warranties of Acquisition...................11

      4.2   Representations and Warranties of the Company...................14

      4.3   Termination of Representations and Warranties...................20

ARTICLE 5      ACTIONS PRIOR TO THE MERGER..................................20

      5.1   Activities Until Effective Time.................................21

            (p)      HSR Act Filings........................................23

      5.2   No Solicitation of Offers; Notice of Proposals from Others......23

      5.3   Acquisition's Efforts to Fulfill Conditions.....................24

      5.4   Company's Efforts to Fulfill Conditions.........................24

ARTICLE 6      CONDITIONS PRECEDENT TO MERGER...............................24

      6.1   Conditions to the Company's Obligations.........................24

      6.2   Conditions to Acquisition's Obligations.........................25

ARTICLE 7      TERMINATION..................................................26

      7.1   Right to Terminate..............................................26

      7.2   Manner of Terminating Agreement.................................28

      7.3   Effect of Termination...........................................28

ARTICLE 8      ABSENCE OF BROKERS...........................................29

      8.1   Representations and Warranties Regarding Brokers and Others.....29

ARTICLE 9      OTHER AGREEMENT..............................................29

      9.1   Indemnification for Prior Acts..................................29

ARTICLE 10     GENERAL......................................................30

      10.1  Expenses........................................................30

      10.2  Access to Properties, Books and Records.........................30

      10.3  Press Releases..................................................31

      10.4  Entire Agreement................................................31

      10.5  Effect of Disclosures...........................................31

      10.6  Captions........................................................32

      10.7  Prohibition Against Assignment..................................32

      10.8  Notices and Other Communications................................32

GOVERNING LAW...............................................................33

      10.9  Amendments......................................................33

      10.10 Counterparts....................................................33

                                  Exhibit 1.1-E

      Acquisition will not be required to accept for payment or pay for any Common Stock tendered in response to the Tender Offer if:

      (a) The number of shares of Common Stock which are properly tendered and not withdrawn on or before the Expiration Date is less than 51% of the outstanding shares of Common Stock which Acquisition or Holdings do not own or have binding agreements to purchase on the Expiration Date;

      (b) The number of shares of Common Stock which are properly tendered and not withdrawn on or before the Expiration Date is less than the number which, together with all the shares owned by Acquisition or Holdings (or which they have binding agreements to purchase, other than through the Tender Offer) on the Expiration Date, is 53.5% of the shares of Common Stock which are outstanding on the Expiration Date;

      (c) Any statute, rule, regulation, order or injunction has been enacted, promulgated, entered or enforced by any national or state government or governmental authority or by any United States court of competent jurisdiction, that would make the acquisition of the tendered Common Stock by Acquisition illegal or otherwise prohibit consummation of the Tender Offer or the Merger;

      (d) There has been (i) a general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market System which continued for at least three business days, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) which continued for at least three business days, (iii) the commencement of a war or armed hostilities or any other international or national calamity directly or indirectly involving the United States, which has a significant adverse effect on the functioning of financial markets in the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions which would have a material adverse effect on Acquisition's ability to purchase and pay for all the Common Stock which is tendered in response to the Tender Offers and to carry out the Merger on the terms contemplated by the Agreement or (v) there is a material acceleration or worsening of any of the conditions described in clauses (i) through (iv) which exists at the date of the commencement of the Tender Offer;

      (e) Any of the representations or warranties of the Company in the Agreement is not true and correct as of the date of the Agreement, except failures to be true and correct which would not, in the aggregate, have a Material Adverse Effect upon the Company or adversely affect Acquisition's legal ownership of the tendered Common Stock, Acquisition's legal ability to consummate the Merger as contemplated by the Agreement, or the ownership of the Surviving Corporation after the Merger by the persons which own the stock of Acquisition immediately before the Merger;

      (f) Without limiting the condition in subparagraph (d), Acquisition learns that the 1999 10-K or the January 10-Q contained a false or misleading statement with respect to a material fact or omitted to state a material fact required to be stated therein or which may be necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

      (g) The Company has not performed all the obligations it is required to have performed under the Agreement by the Expiration Date, except failures which
(i) would, in the aggregate, not materially impair or delay the ability of Acquisition to consummate the purchase of the Common Stock which is tendered in response to the Tender Offer or the ability of Acquisition and the Company to effect the Merger, (ii) have been caused by or result from a breach of the Agreement by Acquisition; or (iii) do not, and are not reasonably expected to, have a Material Adverse Effect on the Company;

      (h) The Agreement has been terminated in accordance with its terms; or

      (i) The Company's Board of Directors withdraws or modifies in a manner adverse to Acquisition the Board's approval or recommendation of the Tender Offer or the Merger.

      The conditions set forth above are for the sole benefit of Acquisition, and may be waived by Acquisition, in whole or in part, except that Acquisition may not waive the condition in paragraph (a) without the consent of the Company (approved by the Special Committee). Any delay by Acquisition in exercising the right to terminate the Tender Offer because any of the conditions are not fulfilled will not be deemed a waiver of its right to do so.